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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-36368

PROSPECTUS SUPPLEMENT FOR COMMUNITY OFFERING

                                                  FIRST FEDERAL BANCSHARES, INC.
                               (Proposed Holding Company for First Federal Bank)
                                                           109 EAST DEPOT STREET
                                                      COLCHESTER, ILLINOIS 62326
                                                                  (309) 776-3225

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First Federal Bank, F.S.B. is converting from the mutual form to the stock form of organization. As part of the conversion, First Federal Bancshares is offering up to $1,587,230 of its common stock, or 158,723 shares, to the general public in a community offering. First Federal Bancshares has already received orders for $20,837,770 of common stock, or 2,083,777 shares, from eligible depositors, borrowers and employee benefit plans of First Federal in a subscription offering that ended on August 17, 2000. Up to $22,425,000 of common stock, or 2,242,500 shares, will be sold in the conversion. With regulatory approval, First Federal Bancshares may increase the maximum number of shares by up to 15%, to 2,578,875 shares, without any further notice to you.

The conversion was approved by members of First Federal at a special meeting of members on August 28, 2000.

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                             PRICE PER SHARE: $10.00
                      MINIMUM PURCHASE: 25 SHARES ($250.00)
                 EXPECTED TRADING MARKET: NASDAQ NATIONAL MARKET
                          PROPOSED TRADING SYMBOL: FFBI

                                           Minimum        Maximum
                                           -------        -------

Number of shares:                      1,657,500       2,242,500
Gross offering proceeds:             $16,575,000     $22,425,000
Estimated underwriting commissions
  and other offering expenses:          $904,000        $984,000
Estimated net proceeds:              $15,671,000     $21,441,000
Estimated net proceeds per share:          $9.45           $9.56

Friedman, Billings, Ramsey & Co., Inc. will use its best efforts to assist First Federal Bancshares in selling its common stock. FBR is not obligated to purchase any shares of common stock in the community offering. FBR intends to make a market in the common stock.

THIS COMMUNITY OFFERING WILL EXPIRE AT 12:00 NOON, CENTRAL TIME, ON SEPTEMBER 21, 2000, UNLESS EXTENDED.

First Federal Bancshares will hold all funds of subscribers (including persons who place orders in the community offering) in an interest-bearing savings account at First Federal until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.

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THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED
BY FIRST FEDERAL BANCSHARES, FIRST FEDERAL, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

INVESTING IN FIRST FEDERAL BANCSHARES' COMMON STOCK INVOLVES RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ATTACHED PROSPECTUS DATED JULY 11, 2000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A CRIME.

================================================================================

                            FRIEDMAN BILLINGS RAMSEY

          The date of this prospectus supplement is September 8, 2000.

This prospectus supplement supplements the attached prospectus of First Federal Bancshares, Inc. dated July 11, 2000.



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                             THE COMMUNITY OFFERING

First Federal Bancshares is offering up to 158,723 shares of its common stock to the general public in the community offering at a price of $10.00 per share in connection with the conversion of First Federal from a mutual savings bank to a stock savings bank and the issuance of First Federal's outstanding capital stock to First Federal Bancshares. The community offering will end at 12:00 noon, Central time, on Thursday, September 21, 2000, unless extended by First Federal. People and trusts of people who are residents of Adams, Brown, McDonough, Hancock, Schuyler, Henderson, Fulton, Warren and Pike Counties in Illinois and Marion, Lewis and Ralls Counties in Missouri will have first preference to purchase shares in the community offering. The remaining 2,083,777 shares of First Federal Bancshares' common stock to be sold in connection with the conversion have been subscribed for by eligible depositors, borrowers and employee benefit plans of First Federal in a subscription offering. After consultation with the Office of Thrift Supervision, First Federal is offering the shares not subscribed for in the subscription offering in a community offering. The purchase price for all shares sold in the community offering will be the same as the price paid by subscribers in the subscription offering.

If the conversion is not completed by October 1, 2000, and the Office of Thrift Supervision allows more time to complete the conversion, First Federal will contact everyone who ordered shares in the community offering to see if they still want to purchase stock, and they will be able to confirm, modify or cancel their orders. A failure to respond will be treated as a cancellation of the purchase order.

The minimum number of shares that you may purchase is 25. No person may purchase more than $150,000 or 15,000 shares of common stock in the community offering. The maximum amount of shares of common stock that may be subscribed for in the subscription offering and the community offering combined by any person, related persons or persons acting together is 1% of the stock being offered, which equals $224,250 or 22,425 shares based upon the maximum number of shares being offered. FIRST FEDERAL BANCSHARES RESERVES THE RIGHT, IN ITS ABSOLUTE DISCRETION, TO ACCEPT OR REJECT, IN WHOLE OR IN PART, ANY OR ALL ORDERS IN THE COMMUNITY OFFERING. IF YOUR ORDER IS REJECTED IN PART, YOU CANNOT CANCEL THE REMAINDER OF YOUR ORDER.

If not enough shares are available to fill orders in the community offering, the available shares will be allocated first to each subscriber whose order is accepted by First Federal in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. After that, unallocated shares will be allocated among such subscribers whose orders remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated.

The conversion was approved by members of First Federal at a special meeting of members on August 28, 2000. Completion of the offering remains subject to confirmation by RP Financial, LC., First Federal's independent appraiser, that the aggregate purchase price of the shares of First Federal Bancshares sold in the conversion is compatible with its appraisal of the pro forma market value of First Federal as converted and to receipt of final regulatory approvals.




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                                 [COMPANY LOGO]



                                                               September 8, 2000

Dear Prospective Investor:

      I am pleased to be writing to you during this historic time for First Federal Bank. Our Board of Directors has adopted a plan of conversion that will allow us to convert from mutual to stock form and organize a stock holding company which will offer its stock to our depositors as well as to the general public. The additional capital raised will allow us to continue to serve our communities, enhance our ability to expand the products and services we currently offer, and potentially expand into new markets.

      We are forwarding this packet of information to you primarily for two reasons. First, we want all prospective investors to better understand our corporate strategy, business plan and vision for the future. I encourage you to read the enclosed prospectus and prospectus supplement for a detailed discussion of our company including information regarding our conversion and the community offering. The Question and Answer section at the beginning of the prospectus addresses many questions you may have concerning our plan of conversion.

      Second, we are extending our offering to our local community and invite you to consider investing in shares of our company. I want to emphasize, however, that shares of common stock are not insured or guaranteed by the bank, the government or any other agency. You should read the entire prospectus carefully before deciding whether or not to invest in our company. If you decide to purchase shares, please complete the enclosed blue and white stock order form and certification form and return it in the white return envelope with proper payment. We must receive all orders for stock by 12:00 noon, Central time, on Thursday, September 21, 2000 at a branch of the bank or at the conversion center located at the Macomb branch at 430 West Jackson Street. Please note that orders will be filled on a priority basis in accordance with the prospectus.

      If you have any questions about the conversion or the community offering, please call our representatives at (309) 833-5391 or visit the conversion center between 9:00 a.m. and 5:00 p.m., Central time, Monday through Friday.

      Thank  you  for  giving   these   matters   your   attention   and  timely
consideration.

Sincerely,

/s/ James J. Stebor

James J. Stebor
President and Chief Executive Officer






THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS AND PROSPECTUS SUPPLEMENT ACCOMPANIED BY THE STOCK ORDER FORM.